EXHIBIT 99.1

ZAP Electric Car Sets Sales Record in August

SANTA ROSA, CA (September 18, 2008) -- Electric transportation pioneer ZAP (OTC BB: ZAAP) announced that increasing demand has resulted in record August 2008 sales (unaudited) for its Advanced Technology Vehicle division, the most since ZAP’’s Xebra sedan and truck were launched in 2006.

Unaudited sales for ZAP electric vehicles surged to $737,000 in August, versus $392,000 a year ago, an increase of $345,000 or 88 percent.  ZAP CEO Steve Schneider said the reason for the increase was a combination of high gas prices and the fact that ZAP has one of the few affordable, street-legal, city-speed electric vehicles in production line assembly today.

In contrast, conventional auto industry sales for the US fell 15.5 percent compared with August of last year but rose 10 percent from July, the worst month in 16 years, Autodata Corp. reported to the Associated Press.  Ford reported August sales were down 26.5 percent over August 2007.  GM said its August sales were down 20 percent.  Chrysler LLC said its U.S. sales fell more than 34 percent last month.

The celebrated ZAP Xebra is rapidly expanding the niche for electric vehicle driving.  Rather than designing their popular city-car simply to replace a gasoline vehicle, ZAP’s approach to the Xebra was to make an affordable, 100 percent electric vehicle for on-road use today. MSRP is $11,700 for the sedan and $12,500 on the truck.  ZAP designed the Xebra primarily for in-town personal, family, businesses and fleet operation. Xebras can travel up to 40 MPH.

Satisfied owners have praised the Xebra.  “The best purchase I have ever made,” writes Barbara Brown of Oregon.  “ I love it,” said Susan Jones of California.  “I could sell one everyday,” write Ron Harris of Colorado about all the positive reactions he gets driving around town.  More customer reviews are available at http://www.zapworld.com/zap-customers.

A March 9, 2008 New York Times story “Alternative Dealers Selling Alternative Power” reported that the Xebra was the top selling model at the nation’s top electric car dealership in Portland, Oregon.

About ZAP

ZAP has been a leader in electric transportation since 1994, delivering over 100,000 vehicles to consumers in more than 75 countries. Currently, ZAP manufactures a line of electric vehicles, including electric city-cars and trucks, motorcycles, scooters, bicycles, and ATVs. ZAP sells one of the only electric city-cars and trucks in production today and is developing a high-performance electric vehicle called the ZAP Alias. The Company recently announced a strategic partnership with Dubai-based Al Yousuf Group to expand its international vehicle distribution. For product, dealer, and investor information, visit http://www.zapworld.com.

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contacts:

Alex Campbell, ZAP
707-525-8658 x 241
acampbell@zapworld.com